Exhibit 4(n)

AMENDED AND RESTATED SUB-ADVISORY AGREEMENT

This AMENDED AND RESTATED SUB-ADVISORY AGREEMENT dated __________________ (this “Agreement”), between BlackRock Advisors, LLC, a Delaware limited liability company (the “Adviser”), and BlackRock International Limited, a corporation organized under the laws of Scotland (the “Sub-Adviser”).

WHEREAS, Adviser has agreed to furnish investment advisory services to the BlackRock Global Dividend Portfolio (the “Portfolio”) of BlackRock Funds II (the “Fund”), an open-end, management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the investment advisory agreement between the Adviser and the Fund dated May 31, 2007, as amended from time to time (such Agreement or the most recent successor agreement between such parties relating to advisory services to the Portfolio is referred to herein as the “Advisory Agreement”), contemplates that Adviser may appoint a sub-adviser to perform investment advisory services with respect to the Portfolio;

WHEREAS, the Adviser retained the Sub-Adviser to provide it with certain sub-advisory services as described below in connection with Adviser’s advisory activities on behalf of the Portfolio pursuant to a Sub-Advisory Agreement dated November 1, 2010 (the “Original Sub-Advisory Agreement”);

WHEREAS, the parties now wish to amend and restate the Original Sub-Advisory Agreement to reflect the changes implemented by the Financial Conduct Authority of the United Kingdom (the “FCA”) to incorporate the requirements of the Markets in Financial Instruments Directive II (“MiFID II”) and to make certain additional amendments; and

WHEREAS, this Agreement has been approved in accordance with the provisions of the 1940 Act, and the Sub-Adviser is willing to furnish such services upon the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

1.          Appointment.

(a)        The Adviser hereby appoints the Sub-Adviser to act as sub-adviser with respect to the Portfolio as provided in Section 2 of the Advisory Agreement. The Sub-Adviser accepts such appointment and agrees to render the services herein set forth for the compensation herein provided. For the purposes of the rules, guidance and principles of the FCA, as amended or consolidated from time to time (the “FCA Rules”) and based on information obtained in respect of the Adviser, the Adviser will be treated by the Sub-Adviser as a professional client. The Adviser acknowledges and accepts this categorization. The Adviser has the right to request a different categorization at any time from the Sub-Adviser, however, the

Sub-Adviser only provides the services to professional clients and will no longer be able to provide services to the Adviser in the event of a request for a change in categorization.

(b)        By signing this Agreement, the Adviser acknowledges that it has been separately provided with a copy of the supplemental disclosures document provided to clients and potential clients of the Sub-Adviser that contains the Sub-Adviser’s disclosures required under the Markets in Financial Instruments Directive 2014/65/EU and Markets in Financial Instruments Regulation EU 600/2014, as amended, and made available to the Adviser from time to time (“Supplemental Disclosures”), which sets out: (i) information on the services that the Sub-Adviser is required to provide to the Adviser by applicable regulation and (ii) other information which the Sub-Adviser deems appropriate. The Supplemental Disclosures include, among other things: risk disclosures (which provide a description of the nature of risks of financial instruments), a summary of the Sub-Adviser’s conflicts of interest policy and disclosures, a summary of the Sub-Adviser’s order execution policy, details of the reports the Sub-Adviser will provide in relation to the services provided hereunder, details on how the Sub-Adviser will provide the Adviser with information on costs and charges, and the Sub-Adviser’s data protection notice.

2.           Services of the Sub-Adviser. Subject to the oversight and supervision of the Adviser and the Fund’s Board of Trustees, the Sub-Adviser will supervise the day-to-day operations of the Portfolio and perform the following services: (i) act as investment adviser for and manage the investment and reinvestment of those assets of the Portfolio as the Adviser may from time to time request and in connection therewith have complete discretion in purchasing and selling such securities and other assets for the Portfolio and in voting, exercising consents and exercising all other rights appertaining to such securities and other assets on behalf of the Portfolio; (ii) provide investment research and credit analysis concerning the Portfolio’s investments; (iii) assist the Adviser in determining what portion of the Portfolio’s assets will be invested in cash and cash equivalents and money market instruments; (iv) place orders for all purchases and sales of the investments made for the Portfolio; and (v) maintain the books and records as are required to support Fund operations (in conjunction with record-keeping and accounting functions performed by the Adviser). At the request of the Adviser, the Sub-Adviser will also, subject to the oversight and supervision of Adviser and the direction and control of the Fund’s Board of Trustees, provide to the Adviser or the Fund any of the facilities and equipment and perform any of the services described in Section 4 of the Advisory Agreement. In addition, the Sub-Adviser will keep the Fund and the Adviser informed of developments materially affecting the Portfolio and shall, on its own initiative, furnish to the Fund from time to time whatever information the Sub-Adviser believes appropriate for this purpose. The Sub-Adviser will periodically communicate to the Adviser, at such times as the Adviser may direct, information concerning the purchase and sale of securities for the Portfolio, including (i) the name of the issuer, (ii) the amount of the purchase or sale, (iii) the name of the broker or dealer, if any, through which the purchase or sale will be effected, (iv) the CUSIP number of the instrument, if any, and (v) such other information as the Adviser may reasonably require for purposes of fulfilling its obligations to the Fund under the Advisory Agreement. The Sub-Adviser will provide the services rendered by it under this Agreement in accordance with the Portfolio’s investment objective, policies and restrictions as stated in the Portfolio’s prospectuses and statements of additional information (as currently in effect and as they may be amended or supplemented from time to time), and the resolutions of the Fund’s Board of Trustees.

The Sub-Adviser represents, warrants and covenants that it is authorized and regulated by the FCA.

3.          Other Sub-Adviser Covenants. Sub-Adviser further agrees that it:

(a)        will comply with (i) the provisions of the 1940 Act and the Investment Advisers Act of 1940, as amended, and all applicable rules and regulations of the Securities and Exchange Commission (the “SEC”), (ii) any other applicable provision of law and (iii) the provisions of this Agreement, the Declaration of Trust and the Code of Regulations of the Fund as such are amended from time to time;

(b)        will provide the Supplemental Disclosures, which include information on the Sub-Adviser’s order execution policy (the “Order Execution Policy”). The Adviser confirms that it has read and understood, and consents to, the Order Execution Policy. In particular, the Adviser consents to: (i) the Sub-Adviser trading through brokers/counterparties and/or outside of a Trading Venue (as defined in the FCA Rules), and (ii) some or all orders resulting from the Sub-Adviser’s decisions to deal on the Adviser’s behalf, or received from the Adviser, to be placed with an affiliated company, who will act as agent for the purpose of executing such orders in accordance with the Order Execution Policy. Subject to the other provisions of this paragraph, in placing orders with brokers and dealers, the Sub-Adviser will attempt to obtain the best price and the most favorable execution of its orders in accordance with the Order Execution Policy. In placing orders, the Sub-Adviser will consider the experience and skill of the firm’s securities traders as well as the firm’s financial responsibility and administrative efficiency. Consistent with this obligation, the Sub-Adviser may, subject to the approval of the Fund’s Board of Trustees, select brokers on the basis of the research, statistical and pricing services they provide to the Portfolio and other clients of the Adviser or the Sub-Adviser. Information and research received from such brokers will be in addition to, and not in lieu of, the services required to be performed by the Sub-Adviser hereunder. A commission paid to such brokers may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that the Sub-Adviser determines in good faith that such commission is reasonable in terms of either the transaction or the overall responsibility of the Adviser and the Sub-Adviser to the Portfolio and their other clients and that the total commissions paid by the Portfolio will be reasonable in relation to the benefits to such Portfolio over the long-term. In no instance, however, will the Portfolio’s securities be purchased from or sold to the Adviser, the Sub-Adviser, the Fund’s distributor or any affiliated person thereof, except to the extent permitted by the SEC or by applicable law. Subject to the foregoing and the provisions of the 1940 Act, the Securities Exchange Act of 1934, as amended, and other applicable provisions of law, the Sub-Adviser may select brokers and dealers with which it or the Fund is affiliated;

(c)        will maintain or cause the Adviser to maintain books and records with respect to the Portfolio’s securities transactions and will furnish the Adviser and the Fund’s Board of Trustees such periodic and special reports as they may request;

(d)         will maintain a policy and practice of conducting its investment advisory services hereunder independently of the commercial banking operations of its affiliates. When the Sub-Adviser makes investment recommendations for the Portfolio, its investment advisory personnel will not inquire or take into consideration whether the issuer of securities proposed for purchase or sale for the Portfolio’s account are customers of the commercial departments of its affiliates. In dealing with commercial customers of its affiliates, the Sub-Adviser will not inquire or take into consideration whether securities of those customers are held by the Fund;

(e)         will treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund, any of the Portfolio’s and the Fund’s prior, current or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where the Sub-Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund; and

(f)        will be responsible for ensuring that the Adviser complies with any position limit that the FCA or any other applicable regulator might apply to any commodity derivatives held in the Portfolio. The Adviser shall provide the Sub-Adviser with information relating to any positions in commodity derivatives held outside of the Portfolio by the Adviser or any other member of its group, as applicable.

4.           Services Not Exclusive. The Sub-Adviser’s services hereunder are not deemed to be exclusive, and the Sub-Adviser shall be free to render similar services to others so long as its services under this Agreement are not impaired thereby.

5.           Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records which it maintains for the Portfolio are the property of the Fund and further agrees to surrender promptly to the Fund any such records upon the Fund’s request. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

6.           Expenses. During the term of this Agreement, the Sub-Adviser will bear all costs and expenses of its employees and any overhead incurred by the Sub-Adviser in connection with its duties hereunder; provided that the Board of Trustees of the Fund may approve reimbursement to the Sub-Adviser of the pro rata portion of the salaries, bonuses, health insurance, retirement benefits and all similar employment costs for the time spent on Fund operations (including, without limitation, compliance matters) (other than the provision of investment advice required to be provided hereunder) of all personnel employed by the Sub-Adviser who devote substantial time to Fund operations or the operations of other investment companies advised or sub-advised by the Sub-Adviser.

7.             Compensation.

(a)        For the services provided and the expenses assumed pursuant to this Agreement, the Adviser will pay to the Sub-Adviser a fee, computed daily and payable monthly, at the annual rates set forth on Appendix A attached hereto. For any period less than a month during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full month of 28, 29, 30 or 31 days, as the case may be.

(b)        For purposes of the fee rates set forth on Appendix A, the net assets of the Portfolio shall be calculated pursuant to the procedures adopted by resolutions of the Fund’s Board of Trustees for calculating the value of the Fund’s assets or delegating such calculations to third parties.

(c)        If the Adviser waives any or all of its advisory fee payable under the Advisory Agreement, or reimburses the Fund pursuant to Section 8(b) of that Agreement, with respect to any Portfolio, the Sub-Adviser will bear its share of the amount of such waiver or reimbursement by waiving fees otherwise payable to it hereunder on a proportionate basis to be determined by comparing the aggregate fees that would otherwise be paid to it hereunder with respect to such Portfolio to the aggregate fees that would otherwise be paid by the Fund to the Adviser under the Advisory Agreement with respect to such Portfolio. The Adviser shall inform the Sub-Adviser prior to waiving any advisory fees.

8.           Limitation of Liability.

(a)        The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Adviser or by any Portfolio in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations or duties under this Agreement.

(b)        Notwithstanding anything to the contrary contained in this Agreement, the parties hereto acknowledge and agree that, as provided in Article Nine of the Declaration of Trust of the Fund, this Agreement is executed by the Trustees and/or officers of the Fund, not individually but as such Trustees and/or officers of the Fund, and the obligations hereunder are not binding upon any of the Trustees or shareholders individually but bind only the estate of the Fund.

(c)        The names “BlackRock Funds II” and “Trustees” of BlackRock Funds II refer respectively to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated April 26, 2007, which is hereby referred to and a copy of which is on file at the office of the Secretary of the Commonwealth of Massachusetts and at the principal office of the Trust, as may be amended from time to time. The obligations of “BlackRock Funds II” entered into in the name or on behalf thereof by any of the Trustees, officers, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, officers, representatives or agents of the Trust personally, but bind only the Trust Property (as defined in the Declaration of Trust), and all persons dealing with any class of shares of the Trust must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Trust.

9.           Duration and Termination. This Agreement will become effective July 1, 2019 and, unless sooner terminated with respect to the Portfolio as provided herein, shall continue in effect for a period of one year. Thereafter, if not terminated, this Agreement shall continue in effect with respect to the Portfolio for successive periods of 12 months, provided such continuance is specifically approved at least annually by both (a) the vote of a majority of those members of the Fund’s Board of Trustees who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) the Fund’s Board of Trustees or by a vote of a majority of the outstanding voting securities of the Portfolio. Notwithstanding the foregoing, this Agreement may be terminated with respect to the Portfolio at any time, without the payment of any penalty, by the Fund (by vote of the Fund’s Board of Trustees or by vote of a majority of the outstanding voting securities of such Portfolio), or by the Adviser or the Sub-Adviser on sixty days’ written notice, and will terminate automatically upon any termination of the Advisory Agreement between the Fund and Adviser. This Agreement will also immediately terminate in the event of its assignment. (As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person” and “assignment” shall have the same meanings as such terms in the 1940 Act.)

10.           Notices and Communications. Any legal notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such legal notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such legal notice is mailed first class postage prepaid. In relation to communications other than legal notices under this Agreement, each party may communicate with and provide information to the other party in whatever medium deemed appropriate. This may include the use of e-mail, the internet or other electronic means, in the place of paper communications

11.           Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. Any amendment of this Agreement shall be subject to the 1940 Act.

12.           Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors.

13.           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware for contracts to be performed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions, conflict with the applicable provisions of the 1940 Act, the latter shall control.

14.           Counterparts. This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

BLACKROCK ADVISORS, LLC

By:
Name:
Title:

BLACKROCK INTERNATIONAL LIMITED

By:
Name:
Title:

BLACKROCK INTERNATIONAL LIMITED

By.
Name:
Title:

AGREED AND ACCEPTED

as of the date first set forth above

BLACKROCK FUNDS II, on behalf of BlackRock Global Dividend Portfolio

By.
Name:
Title:

Appendix A

Sub-Advisory Fees

Pursuant to Section 7, for that portion of the Fund for which the Sub-Adviser acts as sub-adviser, Adviser shall pay a fee to Sub-Adviser equal to ___% of the advisory fee received by the Adviser from the Fund with respect to such portion, net of: (i) expense waivers and reimbursements, (ii) expense relating to distribution and sales support activities borne by the Adviser, and (iii) administrative, networking, recordkeeping, sub-transfer agency and shareholder services expenses borne by the Adviser.